N / E / W / S R / E / L / E / A / S / E

July 20, 2022

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION ANNOUNCES CASH DIVIDEND ON ITS PREFERRED STOCK

First Merchants Corporation has declared a quarterly cash dividend of $46.88 per share on its 7.50% Non-Cumulative Perpetual Preferred Stock Series A, represented by depositary shares (NASDAQ: FRMEP) each representing a 1/100th interest in a share of the Series A preferred stock. Holders of depositary shares will receive $0.4688 per depositary share. The dividend will be payable on August 15, 2022, to stockholders of record on July 31, 2022.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors and Level One Bank (as divisions of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Depositary shares representing a 1/100th interest in a share of First Merchants Corporation’s 7.50% Non-Cumulative Perpetual Preferred Stock, Series A are traded on the NASDAQ Global Select Market System under the symbol FRMEP. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

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